For Immediate Release

Contact:
Lattice Incorporated	CCG Elite Investor Relations
Paul Burgess, CEO	Crocker Coulson, President
Phone: +(1) 856-910-1166 x.2111	Phone: +(1) 646-213-1915
Email: pburgess@latticeincorporated.com	Email: crocker.coulson@ccgir.com
Ed Job, CFA
Phone: +(1) 646-213-1914
Email: ed.job@ccgir.com

Lattice Incorporated Reports Third Quarter 2008 Results, and Announces Conference Call

PENNSAUKEN, N.J., November 17, 2008 - Lattice Incorporated (OTC: LTTC) (“Lattice” or the “Company”), a provider of advanced information and communications technology solutions to key government agencies and enterprise customers, today announced results for the third quarter ended September 30, 2008.

Third Quarter 2008 Highlights

•	Total revenues was $4.2 million, up 12.6% from $3.7 million in the second quarter of 2008
•	Gross margin was 26.5%, slightly down from 27.2% in the second quarter of 2008
•	Operating loss was $408 thousand, significantly down from $903 thousand loss the second quarter of 2008
•	Net income applicable to common shares was $308 thousand

“We are pleased to report another profitable quarter, with sequential revenue growth of over 12% despite a sluggish economic environment,” said Paul Burgess, Lattice’s Chief Executive Officer. “We are also pleased with the sequential improvement in our operating performance as we continue to focus on consolidating our businesses under the Lattice brand to strengthen our brand and accelerate our organic growth”

Third Quarter 2008 Results

Lattice’s total revenue in the third quarter 2008 was $4.2 million, down 2.6% from $4.3 million in the same period last year, and up 12.6% from $3.7 million in the second quarter of 2008. Revenue generation was driven by follow-on orders from existing contracts, with services and solutions to the Federal government accounting for 90% of the Company’s revenues in the quarter.

Cost of revenues increased to $3.1 million from $2.2 million in the same period of 2007. Gross profit in the third quarter was $1.1 million compared to $2.1 million in the comparable period of 2008. As a percent of revenues, gross profit was 26.5% in the third quarter of 2008, down from 48.4% in the third quarter of 2007, and comparable to the 27.2% in the second quarter of 2008. The year-over-year reduction in gross profit was primarily due to an increased use of sub-contractors relative to the level of in-house or direct labor costs to support our government contract revenues.

Operating expenses for the third quarter of 2008 was $1.5 million, down 29.5% from $2.1 million in the comparable period of 2007, and down 20.8% from $1.9 million in the second quarter of 2008 mainly attributable to lower selling, general and administrative expenses. Selling, general and administrative expenses in the quarter were $1.0 million down 32.9% from $1.5 million in the third quarter of 2007, and down 28.7% from $1.4 million in the second quarter of 2008. The decrease in selling, general and administrative expense was due to lower fringe and indirect overhead costs which declined proportionately to the decrease in the Company’s direct labor costs. The decrease in SG&A was also attributable to a reduction in general and administrative costs resulting from cost saving initiatives. Amortization expense was down 28.5% to $372,057 compared to $520,428 recorded in the same period of 2007, as some of the intangibles were fully amortized in 2007.

The Company posted an operating loss for the third quarter of $407,677 which compared to an operating loss of $69,518 in the third quarter of 2007. The operating loss for the third quarter of 2008 included non-cash amortization expense of $372 thousand related to intangible assets associated with the acquisition of RTI in 2006 and SMEI in 2005, compared to a non-cash amortization expense of $520 thousand in the same period in 2007.

Other income in the third quarter of 2008 was $531 thousand, including approximately $370 thousand associated with settlement with the former RTI shareholders, as well as non cash derivative income of $195,000.

Net income applicable to common shareholders for the quarter was $308,000.

Nine Months 2008 Results

For the nine months ended September 30, 2008, net revenue was $11.5 million, up 2.8% from $11.2 million in the comparable period of 2007. Gross profit for the nine months ended September 30, 2008 was $3.3 million, a decrease from $5.8 million in the comparable period of 2007. Consistent with the quarter results, the decrease was attributed to a significant increase in the use of sub-contractors to deliver on the Company’s government contract vehicles. Gross profit decreased to 28.4% in the nine months ended September 30, 2008 from 52% in the nine months ended September 30, 2007.Operating loss for the nine months ended September 30, 2008 was $1.6 million, up from a loss of $143,728 in the comparable period in 2007. Net Income applicable to common stockholders for the nine months ended September 30, 2008 was $5.2 million, up from $2.8 million in the comparable period in 2007. Fully diluted earnings per share was $0.04 for the nine months ended in September 30, 2008 versus a loss of $0.02 in the year ago period.

Conference Call

The Company will host a conference call at 11:00 a.m. ET on November 17, 2008, to discuss the third quarter 2008 results. Joining Paul Burgess, Lattice’s Chief Executive Officer, will be Joe Noto, Chief Financial Officer. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1(866) 864-4336. The conference ID for the call is 73954973.

If you are unable to participate in the call at this time, a replay will be available on November, at 1:00 p.m. ET, for five days. To access the replay, dial +1(800)642-1687 international callers should dial +1(706)645-9291 and enter the conference ID 73954973.

About Lattice Incorporated

Lattice Incorporated is a provider of advanced information and communications technology solutions to the government and commercial markets. The company's technology services division designs, deploys and manages advanced technological solutions at key government agencies and for mid- to large-sized enterprises. Lattice's technology products division consists of several core proprietary platforms used to develop customized software applications with military grade security in a number of different markets. For more information, visit http://www.latticeincorporated.com.

Safe Harbor Statement

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company's Forms 10-K previously filed with the SEC.

- FINANCIAL TABLES FOLLOW -

LATTICE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2008	2007	2008	2007

Revenue - Technology Services	$10,656,897	$10,242,162	$3,775,213	$3,976,275
Revenue - Technology Products	866,245	970,354	428,934	339,867
Total Revenue	11,523,142	11,212,516	4,204,147	4,316,142

Cost of Revenue - Technology Services	7,916,610	5,048,465	2,924,049	2,103,352
Cost of Revenue - Technology Products	335,386	337,991	167,370	125,821
Total cost of revenue	8,251,996	5,386,456	3,091,419	2,229,173

Gross Profit	3,271,146	5,826,060	1,112,728	2,086,969

Operating expenses:
Selling, general and administrative	3,359,768	4,094,165	1,024,628	1,527,018
Research and development	384,692	314,339	123,720	109,041
Amortization expense	1,116,171	1,561,284	372,057	520,428
Total operating expenses	4,860,631	5,969,788	1,520,405	2,156,487

Loss from operations	(1,589,485)	(143,728)	(407,677)	(69,518)

Other income (expense):
Derivative income (expense)	2,750,199	3,889,788	195,609	2,828,906
Extinguishment loss	2,607,525	(157,130)	-	-
Other income	970,150		370,150
Interest expense	(140,910)	(530,135)	(32,703)	(51,133)
Finance expense	(2,636)	(21,520)	(1,170)	(7,202)
Total other income (expense)	6,184,328	3,181,003	531,886	2,770,571

Minority Interest	79,119	(188,781)	23,700	(87,602)

Income before taxes	4,673,962	2,848,494	147,909	2,613,451

Income taxes (benefit)	(521,171)	-	(172,755)	-

Net income	$5,195,133	$2,848,494	$320,664	$2,613,451

Reconciliation of net income loss
Income applicable to common shareholders:
Net income	$5,195,133	$2,848,494	$320,664	$2,613,451
Series B Preferred stock dividend	(37,500)	(37,500)	(12,500)	(12,500)
Income applicable to common stockholders	$5,157,633	$2,810,994	$308,164	$2,600,951

Income per common share
Basic	$0.31	$0.17	$0.02	$0.16
Diluted	$0.04	$(0.02)	$-	$-

Weighted average shares:
Basic	16,829,428	16,642,428	16,829,428	16,642,428
Diluted	56,172,092	64,230,056	53,592,883	64,230,056

LATTICE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
ASSETS:
Current assets:
Cash and cash equivalents	$732,265	$769,915
Accounts receivable, net	3,275,266	3,839,744
Inventories	46,407	65,846
Other current assets	286,448	127,801
Total current assets	4,340,386	4,803,306

Property and equipment, net	39,295	27,530
Goodwill	7,629,632	7,629,632
Other intangibles, net	4,237,900	5,354,071
Other assetes	52,889	118,623
Total assets	$16,300,102	$17,933,162

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,182,292	$2,716,411
Accrued expenses	1,109,505	1,252,916
Contingent Consideration - due former RTI owners	-	1,500,000
Customer deposits	15,000	15,000
Notes payable	1,606,972	1,050,254
Derivative liability	598,365	7,217,099
Total current liabilities	5,512,134	13,751,680
Long term liabilities:
Long Term Debt	750,000
Deferred tax liabilities	2,139,330	2,661,954
Total long term liabilities	2,889,330	2,661,954
Total liabilities	8,401,464	16,413,634
Minority interest	135,480	214,599

Shareholders' equity
Preferred Stock - .01 par value	78,387	78,387
Preferred Stock series A 9,000,000 shares authorized, 7,838,686 issued
Preferred Stock series B 1,000,000 shares authorized 502160 and 1,000 000 issued
respectively	5,022	10,000
Preferred Stock series C 575,000 shares authorized 520,000 issued	5,200	-
Common stock - .01 par value, 200,000,000 authorized,	165,520	168,425
16,552,021 and 16,842,428 issued, and 16,639,441 and 16,829,428 outstanding
Additional paid-in capital	38,158,180	36,854,901
Accumulated deficit	(30,251,318)	(35,408,951)
	8,160,991	1,702,762
Common stock held in treasury, at cost	(397,833)	(397,833)
Shareholders' equity	7,763,158	1,304,929
Total liabilities and shareholders' equity	$16,300,102	$17,933,162

LATTICE INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months ended September 30,
	2008	2007

Cash flow from operating activities:
Net income before preferred dividends	$5,195,133	$2,848,494

Adjustments to reconcile net loss to net used for operating activities:
Derivative income	(2,750,199)	(3,772,263)
Amortization of intangible assets	1,116,171	1,561,284
Amortization of debt discount (effective method)	-	205,809
Amortization of deferred financing	-	21,520
Settlement of Contingent Liability - former RTI shareholders	(1,057,650)
Extinguishment (gain) loss	(2,607,525)	157,130
Deferred income taxes	(521,171)	-
Minority interest	(79,119)	188,781
Share-based compensation	156,635	184,320
Depreciation	21,079	12,375
Changes in operating assets and liabilities:	-
(Increase) decrease in:	-
Accounts receivable	564,478	(1,773,718)
Inventories	19,439	10,643
Other current assets	(6,998)	(16,311)
Other assets	65,734	(16,818)
Increase (decrease) in:	-
Accounts payable and accrued liabilities	(677,530)	986,837
Deferred revenue	-	(62,495)
Total adjustments	(5,756,656)	(2,312,906)
Net cash provided by ( used in) operating activities	(561,523)	535,588
Cash Used in investing activities:
Purchase of equipment	(32,844)	(832)
Net cash used for investing activities	(32,844)	(832)
Cash flows from financing activities:
Payments on notes payable	(131,000)	(842,000)
Bank line-of-credit borrowings (payments), net	687,717	25,315
Net cash provided by (used for) by financing activities	556,717	(816,685)
Net decrease in cash and cash equivalents	(37,650)	(281,929)
Cash and cash equivalents - beginning of period	769,915	392,275
Cash and cash equivalents - end of period	$732,265	$110,346

Supplemental cash flow information
Interest paid in cash	$81,397	$215,685
Supplemental disclosures of Non-Cash Investing & Financing Activities
Preferred stock Series B	(4,978)	-
Preferred Stock Series C	5,200
Common Stock	-
Additional paid in capital	1,257,883
Derivative liability	(1,261,010)
	(2,905)

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